Exhibit 99.1

Commerce Union Bancshares, Inc. Announces Planned Retirement of William R. (Ron) DeBerry as Chairman and CEO

DeBerry to Continue as Commerce Union Bancshares Director

BRENTWOOD, Tenn.--(BUSINESS WIRE)--January 30, 2017--Commerce Union Bancshares, Inc. (Nasdaq – CUBN “Commerce Union Bancshares,” or the “Company”), parent of Reliant Bank, announced today that William R. DeBerry will retire as Chairman and CEO of Commerce Union Bancshares effective June 30, 2017. The Board of Directors intends to name DeVan D. Ard, Jr., President of Commerce Union Bancshares, Inc. and President and Chief Executive Officer of Reliant Bank, to succeed Mr. DeBerry on his retirement. Mr. DeBerry will continue as a Board member of Commerce Union Bancshares following his retirement as Chairman and CEO.

“Ron DeBerry has been a major contributor to our Company since the merger of Reliant Bank and Commerce Union Bank in April 2015,” stated Sharon Edwards, Lead Independent Director of Commerce Union Bancshares, Inc. “His leadership as CEO of Commerce Union Bancshares paved the way for a successful merger, our Company’s listing on the NASDAQ Stock Market, growth in shareholder value, and our recent announcement of record net income, loans and deposits for 2016.

“Ron has been a leader in the banking community in Middle Tennessee for over 44 years, including senior positions with Bank of America and founder of Commerce Union Bank. We are very pleased that Ron will continue as a Board member of Commerce Union Bancshares following his retirement as CEO and Chairman of the Board. We look forward to his continued counsel as a Board member.”

Commenting on his retirement, DeBerry said, “I am very pleased to turn over the CEO role to DeVan Ard following my retirement in June. DeVan is a great banker and we have a strong team that remains focused on great customer service and building long-term shareholder value. I have worked closely with DeVan and our senior management team and expect the transition of leadership roles to be seamless for our employees, customers and shareholders.”

William R. (Ron) DeBerry, age (69), began his banking career with the former Commerce Union Bank in 1973. He was repeatedly promoted over the following decades with Bank of America, serving in an array of positions with increasing responsibility over strategic banking matters. Mr. DeBerry retired from Bank of America in January 2005. On August 14, 2006, Mr. DeBerry established the new Commerce Union Bank in Robertson County with its headquarters in Springfield, Tennessee, and expanded into Sumner County with a new office in Gallatin that opened in March 2007. Prior to the merger with Reliant Bank, Commerce Union Bank had grown to approximately $300 million in assets.

DeVan D. Ard, Jr., age (62), has served as President of Commerce Union Bancshares and President and CEO of Reliant Bank since 2015. He is a 35-year banking veteran. He began his career with AmSouth Bank in 1981 and held various positions through 2004 before leaving to form Reliant Bank. Reliant was started by a group of business men and women in 2006 as a full service community bank headquartered in Brentwood, Tennessee. Prior to the merger with Commerce Union Bank, Reliant Bank had grown to over $400 million in assets. Mr. Ard holds a Master’s Degree in Business Administration from the University of Alabama, Tuscaloosa, and earned his Bachelor of Arts degree in business administration and history from Vanderbilt University.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

CONTACT:
Commerce Union Bancshares, Inc.
DeVan Ard, 615-221-2020
President, Commerce Union Bancshares, Inc.
President and Chief Executive Officer, Reliant Bank
or
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer, Commerce Union Bancshares, Inc.